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                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                              ROCKFORD CORPORATION
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                   77316P101
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                                 (CUSIP Number)


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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 77316P101                   13G                 PAGE   2  OF   4 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

Dain Rauscher Corporation  41-1228350
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

Minneapolis, Minnesota
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    Number of
                           5       Sole Voting Power

      Shares               329,539
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power


     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                329,539
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power


    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

329,539
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 10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]
        (See Instructions)


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 11     Percent of Class Represented by Amount in Row (9)

4.42%
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 12     Type of Reporting Person (See Instructions)

HC
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Item 1a) Name of issuer:
               Rockford Corporation

Item 1b) Address of issuer's principal executive offices:
               546 South Rockford Drive
               Tempe, Arizona  85281

Item 2a) Name of person filing:
               Dain Rauscher Corporation

Item 2b) Address of principal business office:
               60 South Sixth Street
               Minneapolis, Minnesota  55402

Item 2c) Citizenship:
               Minnesota Corporation

Item 2d) Title of class of securities:
               Common Stock

Item 2e) CUSIP number:
               77316P101

Item 3)  If this statement is filed pursuant to Rule 13d-1 (b), or 13d-2 (b), check whether the person is filing is a:

(a)  [ ]     Broker or dealer under Section 15 of the Act.
(b)  [ ]     Bank as defined in Section 3(a) (6) of the Act.
(c)  [ ]     Insurance Company as defined in Section 3 (a) (19) of the Act.
(d)  [ ]     Investment Company registered under Section 8 of the Investment
             Company Act.
(e)  [ ]     Investment Adviser registered under Section 203 of the Investment
             Advisers Act of 1940.
(f)  [ ]     Employee Benefit Plan, Pension Fund which is subject to ERISA of
             1974 or Endowment Fund; see 240.13d-1(b) (ii) (F).
(g)  [X]     Parent holding company, in accordance with 240.13d-1(b) (ii) (G).
(h)  [ ]     Group, in accordance with 240.13d-1 (b) (ii) (H).

Item 4)      Ownership:
(a)            Amount beneficially owned:
                    329,539
(b)            Percent of Class:
                    4.42%
(c)            Number of shares as to which such person has:
                    (i) sole power to vote or to direct the vote:
                    329,539
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                   (ii) shared power to vote or to direct the vote:
                             0
                   (iii) sole power to dispose or to direct the disposition of:
                             329,539
                   (iv) shared power to dispose or to direct the disposition of:
                             0

Item 5)      Ownership of Five Percent or less of a class:
                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6)      Ownership of more than Five Percent on behalf of another person:
                 n/a

Item 7) Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company:
                 Dain Rauscher Incorporated, a wholly-owned subsidiary of Dain Rauscher Corporation, and a broker-dealer registered under
                 Section 15 of the Act.

Item 8)      Identification and classification of members of the group:
                 n/a

Item 9)      Notice of dissolution of group:
                 n/a

Item 10)     Certification:

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 5, 2000
----------------------------
Date


Signature


Daniel J. Collins, Senior Vice President, Dain Rauscher Corporation
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Name/Title